SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933


          National Western Life Insurance Company
   (Exact Name of Registrant as Specified in Its Charter)

              Colorado                         84-0467208
   (State or Other Jurisdiction of         (I.R.S. Employer
   Incorporation or Organization)         Identification No.)

    850 East Anderson Lane, Austin, Texas     78752-1602
  (Address of Principal Executive Offices)     (Zip Code)

Officers' Stock Bonus Plan
(Full Title of the Plan)

James V. Robinson, 850 East Anderson Lane, Austin, Texas 78752-1602 (Name and Address of Agent For Service)

                        (512)836-1010
(Telephone Number, Including Area Code, of Agent For Service)


CALCULATION OF REGISTRATION FEE

                            Proposed    Proposed
 Title of                   Maximum     Maximum
Securities      Amount      Offering    Aggregate    Amount of
  to be          to be       Price      Offering     Registration
Registered     Registered   Per Share    Price         Fee

  Class A        13,496      $42.50     $573,580     $179.24*
 $1.00 par
Common Stock

*The fee is 1/32nd of 1% of $573,580, the maximum aggregate offering price as of November 20, 1992, which was the market value as of such date of the shares registered.

Part I
Information Required in the Section 10(a) Prospectus

	This document is dated January 27, 1994, and constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Item 1.	Plan Information.

(a)	General Plan Information.

	The Registrant's Officers' Stock Bonus Plan ("the Plan") was created by the Board of Directors of National Western Life
Insurance Company ("Registrant" or "Company") for all employees who were officers of the Registrant as of December 31, 1992.
The Plan rewards the officers as an incentive for job performance, services rendered and longevity with the Registrant. Each officer's performance and contribution to the Registrant was evaluated by the President, and based on this evaluation, each officer was granted shares of the Registrant's Class A common stock equivalent in number and market value at November 20, 1992 to a designated percentage of his/her annual salary as of such date. The designated percentage of an officer's annual salary was determined by the President within a range of five percent (5%) to thirty-five percent (35%) thereof.

	The number of shares of Class A common stock to which each officer is entitled shall vest in increments according to the following schedule:

 January 1, 1993     25%

 December 31, 1993   25%

 December 31, 1994   25%

 December 31, 1995   25%

	All shares of Class A common stock to be issued in accordance with the Plan are to be appropriated from the authorized but unissued Class A common stock of the Registrant.

	In order to receive the issuance of the designated stock shares, the officer must be actively employed by the Registrant on the above dates and in the same or a higher office as that which he/she held on December 31, 1992. However, upon the occurrence of any of the following events, vesting for all shares to which an officer is entitled shall be immediate:

	a.	death
	b.	retirement
	c.	permanent and total disability
	d.	layoff
	e.	change in control of the Company.

	Upon the voluntary resignation of an officer or in the event of his/her termination "for cause", all shares to which such officer shall be entitled, but which have not yet vested, shall be forfeited.

	All tax consequences resulting from the issuance of the Company's Class A common stock under the Plan shall be the sole responsibility of the officer to whom such shares are issued.

	The Plan is a "one-time" bonus of the shares and is not subject to the Employee Retirement Income Security Act of 1974. As adopted by the Board of Directors, the Plan is administered by the Corporate Secretary of the Company, who causes the Company
Stock Transfer Agent to issue the correct number of shares to the officer as they become vested. Additional information about the Plan may be obtained from James V. Robinson, Vice-President and Corporate Secretary, National Western Life Insurance
Company, 850 East Anderson Lane, Austin, Texas 78752-1602, telephone number (512) 836-1010. The Corporate Secretary is the
Company officer immediately responsible for maintaining the integrity and validity of the issued and outstanding shares of Company stock, including those issued under the Plan. The
Secretary is elected annually to such position by the Board of Directors of the Company, and serves at the pleasure of the Board.

(b)	Securities to be Offered.

	The Plan provides a total of 13,496 shares of the Company's Class A Common, $1.00 par value, non-cumulative stock. The
Company has authorized and outstanding two classes of common stock, Class A and Class B. As of January 21, 1994, the number of shares of Registrant's outstanding Class A common stock was 3,484,672 and the outstanding Class B common stock was 200,000.
The Class A shares are publicly held and traded, whereas the Class B shares are privately held and not publicly traded. The Class A and Class B shares are alike in all respects except that:

	(i) The Class A common stock has the exclusive right to elect one third (1/3) of the total number of directors constituting the whole Board of Directors (treating any fraction as an additional director) and the Class B common stock has the exclusive right to elect the remaining directors.

	(ii) The cash or in kind dividends are without a fixed rate, non-cumulative and subject to declaration by the Board of Directors, but any dividend that may be paid on each share of the Class A common stock must be twice the amount of any such dividend that may be paid on each share of the Class B common stock.

	(iii) In the event of the dissolution or winding up of the corporation, whether voluntary or involuntary, the assets shall be distributed among the Class A and Class B stockholders in the following manner:

		(A) the Class A stockholders shall first receive the $1.00 par value for each of the Class A shares validly issued, held and outstanding;

		(B) the Class B stockholders shall then receive the $1.00 par value for each of the Class B shares validly issued, held and outstanding;

		(C) the remaining assets of the corporation shall then be divided and distributed to and among the stockholders of all the stock of the corporation in proportion to the number of shares of stock held by each such stockholder without preference of any one class of stock over any other class.

	(iv) In the event of any spin-off or distribution in-kind of the shares of a subsidiary corporation of the Corporation, and which subsidiary corporation has only one class of stock issued and outstanding, each share of Class B common stock shall receive only one-half (1/2) of the number of shares of the subsidiary corporation as are to be received by each share of the Class A common stock; and, in the event that such subsidiary corporation has two classes of stock which are similar in rights and privileges to the Class A common stock and Class B common stock of the Corporation described herein, then the Class A common stock shall receive in-kind only that class of shares of the subsidiary corporation which is similar to the Class A common shares, and the Class B common stock shall receive in-kind only that class of shares of the subsidiary corporation which is similar to the Class B common shares.

	One-half (1/2) of all shares entitled to vote on an issue constitutes a quorum at any meeting of the shareholders, and an affirmative majority of those shares represented at the meeting and entitled to vote on the subject matter constitutes an act by that Class of shareholders, unless a greater number of shares is required by law.

	Cumulative voting by shareholders is not permitted, and shareholders do not have preemptive rights to subscribe to additional shares that may be offered by the Company.

	The issued shares are deemed fully paid and are non-assessable for any corporate liabilities.

	Under the provisions of Section 10-3-120 of the Colorado Insurance Code, and Section 16(b) of the Securities Exchange Act of 1934, the receipt of these stock bonus shares under the Plan will be treated the same as the purchase of any other Class A common shares of the Company, and such shares will be subject to the "insider-trading short-swing" profits liability tests imposed by such statutes upon any purchase and sale, or any sale and purchase, of any Class A common shares of the Company by the officer within any period of less than six months, and any profits realized by such officer from any such transactions will inure to and be recoverable by the Company.

(c)	Employees Who May Participate in the Plan.

	The Plan is for those employees who were officers of the Company on December 31, 1992. Each officer's prior performance and contribution to the Company was evaluated by the Company President, and, based on such evaluation, each officer was granted shares equivalent in number and market value as of November 20, 1992, to a designated percentage of his/her annual salary as of such date.

(d)	Purchase of Securities Pursuant to the Plan and Payment for
Securities Offered.

	The Plan shares were made automatically available to all officers of the Company as of December 31, 1992, and the officers need not elect to participate in the Plan or purchase the shares. The Bonus shares will be issued at the price of $42.50, which was the market value thereof as of November 20, 1992. Each officer will receive those shares equivalent in number and market value to the designated percentage of his/her annual salary as determined by the President's evaluation of the officer's contribution to the Company. The designated percentage of the officer's annual salary was determined by the President within a range of five percent (5%) to thirty-five percent (35%) thereof.

	The officers will not pay for the shares, but will receive them as a bonus for prior service to the Company. On the date of issue the Company will record compensation expense and a corresponding increase in its capital account equal to the market value of the issued shares. The shares will be issued from the authorized, but unissued capital stock shares of the Company.

(e)	Resale Restrictions.

	The Company will not impose any restrictions upon the resale of such Class A common stock. The shares will be subject to those restrictions which are normally imposed by law upon insider trading, controlling persons or otherwise.

(f)	Tax Effects of Plan Participation.

	The officers will be required to include in their gross income the fair market value of the stock shares received. The timing and amount of income should coincide with the lapsing of the restrictions imposed by Colorado Insurance Law section 10-3-120, referred to in (b) above. Although not specifically cited in the Internal Revenue Code Section 83, the Colorado Insurance Law restriction is analogous to that imposed by Section 16(b) of the Securities Exchange Act of 1934. Thus the four 25% vestings should become taxable to the officers on July 1, 1993, June 30, 1994, June 30, 1995, and June 30, 1996, respectively. The fair market value of the Company's stock on those same dates will determine the amount of income to be included in gross income to the officers.

	The Company will be entitled to a tax deduction equal to the fair market value of the stock at the time it is transferred to and included in the officers' gross income. The Company will comply with the withholding requirements relating to the officers' income.

(g)	Investment of Funds.

	Under the terms of this Plan there are no assets or funds to be invested under the Plan.

(h)	Withdrawal From the Plan; Assignment of Interest.

	An officer is entitled to receive the shares under the vesting schedule described in (a) above if he/she is actively employed by the Company on such dates in the same or a higher office as that held on December 31, 1992. However, all shares to which the officer is entitled shall immediately vest upon the occurrence of:

	a.	death
	b.	retirement
	c.	permanent and total disability
	d.	layoff
	e.	change in control of the Company.

	Upon resignation of the officer, or in the event of his/her termination "for cause", all shares to which such officer shall be entitled, but which have not yet vested, shall be forfeited.

	There is no provision in the Plan to otherwise withdraw, terminate, assign or hypothecate an officer's interest in the Plan.

(i)	Forfeitures and Penalties.

	An officer forfeits his/her rights to non-vested shares by resignation or termination for cause by the Company.

(j)	Charges and Deductions, and Liens Therefor.

	The Plan does not make charges or deductions against the participating officers, nor does the Plan provide for the creation of any lien upon the shares in the Plan.

Item 2.	Registrant Information and Employee Plan Annual
Information.

	All participants in the Plan may obtain without charge from the Registrant, upon written or oral request, any of the documents referred to and incorporated by reference in Item 3 of Part II of the Registration Statement, and such documents are incorporated by reference in the Section 10(a) prospectus. Also available without charge, upon written or oral request, to the Plan participants are (i) the Prospectus, Part I, and (ii)
Registrant's annual report on Form 10-K for its latest fiscal year, or for the fiscal year preceding the latest fiscal year if the latest fiscal year ended within 120 days prior to the delivery of the documents to the participant.


Part II
Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

	The Registrant hereby incorporates by reference (i) Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934 for the year ended December 31, 1992, and
(ii) Forms 10-Q, Quarterly Reports Pursuant to Section 13 or
15(d) of the Securities Exchange Act of 1934 for each of the calendar quarters ended March 31, June 30 and September 30,
1993, (iii) all other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since December 31,
1992, and (iv) all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to filing of a post-effective amendment which indicates that all securities offered by Registrant hereunder have been issued or which deregisters all of such securities then remaining unsold, and all of such documents shall be a part hereof from the date of filing of such documents.

Item 4.	Designation of Securities.

	The Plan provides a total of 13,496 shares of the Company's Class A Common, $1.00 par value, non-cumulative stock. The
Company has authorized and outstanding two classes of common stock, Class A and Class B. The Class A shares are publicly held and traded, whereas the Class B shares are privately held and not publicly traded. The Class A and Class B shares are alike in all respects except that:

	(a) The Class A common stock has the exclusive right to elect one third (1/3) of the total number of directors constituting the whole Board of Directors (treating any fraction as an additional director) and the Class B common stock has the exclusive right to elect the remaining directors.

	(b) The cash or in kind dividends are without fixed rate, non-cumulative and subject to decision by the Board of Directors, but any dividend that may be paid on each share of the Class A common stock must be twice the amount of any such dividend that may be paid on each share of the Class B common stock.

	(c) In the event of the dissolution or winding up of the corporation, whether voluntary or involuntary, the assets shall be distributed among the Class A and Class B stockholders in the following manner:

		(i) the Class A stockholders shall first receive the $1.00 par value for each of the Class A shares validly issued, held and outstanding;

		(ii) the Class B stockholders shall then receive the $1.00 par value for each of the Class B shares validly issued, held and outstanding;

		(iii) the remaining assets of the corporation shall then be divided and distributed to and among the stockholders of all the stock of the corporation in proportion to the number of shares of stock held by each such stockholder without preference of any one class of stock over any other class.

	(d) In the event of any spin-off or distribution in-kind of the shares of a subsidiary corporation of the Corporation, and which subsidiary corporation has only one class of stock issued and outstanding, each share of Class B common stock shall receive only one-half (1/2) of the number of shares of the subsidiary corporation as are to be received by each share of the Class A common stock; and, in the event that such subsidiary corporation has two classes of stock which are similar in rights and privileges to the Class A common stock and Class B common stock of the Corporation described herein, then the Class A common stock shall receive in-kind only that class of shares of the subsidiary corporation which is similar to the Class A common shares, and the Class B common stock shall receive in-kind only that class of shares of the subsidiary corporation which is similar to the Class B common shares.

	One-half (1/2) of all shares entitled to vote on an issue constitutes a quorum at any meeting of the shareholders, and an affirmative majority of those shares represented at the meeting and entitled to vote on the subject matter constitutes an act by that Class of shareholders, unless a greater number of shares is required by law.

	Cumulative voting by shareholders is not permitted, and shareholders do not have preemptive rights to subscribe to additional shares that may be offered by the Company.

	The issued shares are deemed fully paid and are non-assessable for any corporate liabilities.

	Under the provisions of Section 10-3-120 of the Colorado Insurance Code, and Section 16(b) of the Securities Exchange Act of 1934, the receipt of these stock bonus shares under the Plan will be treated the same as the purchase of any other Class A common shares of the Company, and such shares will be subject to the "insider trading short-swing" profits liability tests imposed by such statutes upon any purchase and sale, or any sale and purchase, of any Class A common shares of the Company by the officer within any period of less than six months, and any profits realized by such officer from any such transaction will inure to and be recoverable by the Company.

Item 5.	Interests of Named Experts and Counsel.

	NONE.

Item 6.	Indemnification of Directors and Officers.

	The Bylaws of the Company provide indemnification of its officers and directors against all judgments, fines, penalties, expenses and other similar liabilities incurred by them in connection with any proceeding in which he/she is exposed to such liabilities by reason of having served in such official capacity on behalf of the Company, if such officer or director
(i) acted in good faith, (ii) reasonably believed his/her conduct was in the Company's best interest, and (iii) had no reasonable cause to believe that his/her conduct was unlawful.

Item 7.	Exemption from Registration Claimed.

	No restricted securities are being reoffered or resold pursuant to this registration statement, and no exemption from registration is claimed.

Item 8.	Exhibits.

	The following exhibits are attached hereto:

	Exhibit 4 -Instruments defining the rights of security holders, including the relevant portion of the Company's
Articles of Incorporation.

	Exhibit  5 -Opinion of Heath, Davis & McCalla, P.C. on legality.

	Exhibit 15 -Letter regarding Unaudited Interim Financial
Information.  Not Applicable.

	Exhibit 24 -Consents of Experts and Counsel. Letter of KPMG Peat Marwick, CPA's dated January 27, 1994 relating to financial information and opinion in Form 10-K, Annual Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 31, 1992, incorporated by reference in Part II, Item 3 hereof.

	Exhibit 25 -Power of  Attorney.  None used.

Item 9.	Undertakings.

	(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	That, for the purpose of determining any liability under
the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	Insofar as indemnification for liabilities arising under
the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

	The Registrant.	Pursuant to the requirements of the Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 21, 1994.

           NATIONAL WESTERN LIFE INSURANCE COMPANY
                       (Registrant)

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Robert L. Moody                           January 21, 1994
Robert L. Moody                                Date
Chairman of the Board and Director

Ross R. Moody                             January 21, 1994
Ross R. Moody                                  Date
President and Director

Robert L. Busby, III                      January 21, 1994
Robert L. Busby, III                           Date
Sr. Vice President and Treasurer

Vincent L. Kasch                          January 21, 1994
Vincent L. Kasch                               Date
Vice President and Controller

Arthur O. Dummer                          January 21, 1994
Arthur O. Dummer                               Date
Director


Harry L. Edwards                               Date
Director

E. Douglas McLeod                         January 21, 1994
E. Douglas McLeod                              Date
Director

Charles D. Milos, Jr.                     January 21, 1994
Charles D. Milos, Jr.                          Date
Director


Frances A. Moody                               Date
Director


Russell S. Moody                               Date
Director

Louis E. Pauls, Jr.                       January 21, 1994
Louis E. Pauls, Jr.                            Date
Director

E. J. Pederson                            January 21, 1994
E. J. Pederson                                 Date
Director